Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Thor Industries, Inc. and Subsidiaries and the effectiveness of Thor Industries, Inc. and Subsidiaries’ internal control over financial reporting dated September 28, 2010, appearing in the Annual Report on Form 10-K of Thor Industries, Inc and Subsidiaries for the year ended July 31, 2010.
/S/ DELOITTE & TOUCHE LLP
Chicago, Illinois
December 23, 2010